Exhibit 99.1

News Release

Ashland Board appoints Sanat Chattopadhyay, executive vice president, Merck & Company, as new director effective November 13, 2023

WILMINGTON, Del., November 14, 2023 – Ashland Inc. (NYSE: ASH) has announced the appointment of Sanat Chattopadhyay, executive vice president of Merck & Company (NYSE: MRK) to its Board of Directors. Chattopadhyay will serve on the Board's Environmental, Health, Safety, and Quality and Governance and Nominating Committees, effective November 13, 2023. Prior to Merck, Chattopadhyay held leadership positions at Wyeth Pharmaceuticals, Aventis, Hoechst Marion Roussel and Hoechst India.

As previously announced, Jay V. Ihlenfeld who has served as a director since 2017, and Brendan M. Cummins, who joined the board in 2012 have decided not to stand for re-election at Ashland’s Annual Stockholders Meeting in January 2024. With the addition of Chattopadhyay, Ashland temporarily increases the size of the Board to 11 members until the next Annual Stockholders Meeting in January 2024.

Chattopadhyay is a broadly experienced global executive who brings strong industry leadership in manufacturing, distribution, supply chain, and more. He has led complex operations that span 22 countries including cutting-edge manufacturing technology while successfully navigating the ever-changing, globally complex, and heavily regulated industry of biopharmaceuticals.

“I am pleased to welcome Sanat as a new director to the Ashland Board,” said Guillermo Novo, chair and chief executive officer, Ashland. “As we continue to execute our strategy and increase our focus and scale in pharmaceuticals, personal care and coatings, I am confident Sanat will provide important perspectives for our team. And once again, I want to thank Jay and Brendan for their dedicated service to the Board.”

To learn more, visit investor.ashland.com

About Ashland

Ashland Inc. (NYSE: ASH) is a global additives and specialty ingredients company with a conscious and proactive mindset for environment, social and governance (ESG). The company serves customers in a wide range of consumer and industrial markets, including architectural coatings, construction, energy, food and beverage, nutraceuticals, personal care and pharmaceutical. Approximately 3,800 passionate, tenacious solvers – from renowned scientists and research chemists to talented engineers and plant operators – thrive on developing practical, innovative and elegant solutions to complex problems for customers in more than 100 countries. Visit ashland.com and ashland.com/ESG to learn more.

™ Trademark, Ashland or its subsidiaries, registered in various countries.

FOR FURTHER INFORMATION:

Investor Relations:	Media Relations:
Seth A. Mrozek	Carolmarie C. Brown
+1 (302) 594-5010	+1 (302) 995-3158
samrozek@ashland.com	ccbrown@ashland.com